Exhibit 23.3
[Letterhead of AISI]
November 18, 2009
Delta Air Lines, Inc.
1030 Delta Boulevard
Atlanta, GA 30354-1989

Re:	Delta Air Lines, Inc. (the “Company”) Two Boeing 737-732, Ten Boeing 737-832, Nine Boeing 757-232, Three Boeing 767-332ER and Three Boeing 777-232LR Aircraft Appraisals
Ladies and Gentlemen:
     We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above in the Prospectus included in Delta’s Registration Statement on Form S-3 relating to the Pass Through Certificates, Series 2009-1, (ii) the summary of such report in the Prospectus under the headings (a) “Summary – Summary of Terms of Certificates,” (b) “Summary – Equipment Notes and the Aircraft,” (c) “Summary – Loan to Aircraft Value Ratios,” (d) “Summary – The Offering”, (e) “Risk Factors – Risk Factors Relating to the Certificates and the Offering,” (f) “Description of the Aircraft and the Appraisals – The Appraisals” and (g) “Description of the Equipment Notes – Loan to Value Ratios of Equipment Notes” and (iii) references in the Prospectus to our firm under the headings “Description of the Aircraft and the Appraisals – The Appraisals” and “Experts”.

Sincerely, AIRCRAFT INFORMATION SYSTEMS, INC.
By:	/s/ John McNicol
	Name:	John McNicol
	Title:	President